Exhibit (a)(1)(i)
OFFER
BY
The Zweig Fund, Inc.
to purchase for cash
UP TO 15% OF ITS ISSUED AND OUTSTANDING SHARES OF COMMON STOCK
AT 98% OF NET ASSET VALUE PER SHARE
THE OFFER AND WITHDRAWAL RIGHT WILL EXPIRE AT 11:59 P.M., NEW YORK TIME, ON MAY 26, 2016, UNLESS THE OFFER IS EXTENDED
This Issuer Tender Offer Statement and the accompanying Letter of Transmittal (which together constitute the “Offer”) are not conditioned on any minimum number of outstanding shares of common stock, par value $0.10 per share (the “Shares”) being tendered, but are subject to other conditions as outlined herein and in the Letter of Transmittal.
No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein and in the Letter of Transmittal, and if given or made, such information or representations may not be relied upon as having been authorized by The Zweig Fund, Inc. (the “Fund”).
IMPORTANT
Any stockholder (“Stockholder”) desiring to tender any portion of his or her Shares of common stock of the Fund (“Common Stock”) should either (1) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal with his or her signature guarantees, and any other required documents to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.
Questions, requests for assistance and requests for additional copies of this Issuer Tender Offer Statement and the Letter of Transmittal may be directed to the Information Agent in the manner set forth on the last page of this Issuer Tender Offer Statement.
April 29, 2016

SUMMARY TERM SHEET
This Summary Term Sheet highlights certain information concerning the Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, you should read carefully the entire Issuer Tender Offer Statement and the related Letter of Transmittal.
•
What is the Offer?

The Zweig Fund, Inc. (the “Fund”) is offering to purchase up to 15% of its outstanding Shares, or 3,011,788.95 of its outstanding Shares of Common Stock, for cash at a price per Share equal to 98% of the net asset value per Share (“NAV”) as of the close of regular trading on the New York Stock Exchange (“NYSE”) on May 26, 2016 (or, if the Offer is extended, on the last business day through which the Offer is extended) (the “Pricing Date”) upon specified terms and subject to conditions as set forth in the Offer documents.
•
When will the Offer expire, and may the Offer be extended?

The Offer will expire at 11:59 p.m., New York time, on the Pricing Date (May 26, 2016), unless extended (such date hereinafter referred to as the “Pricing and Termination Date”). The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 a.m., New York time, on the next business day after the Offer otherwise would have expired. See Section 1 of the Issuer Tender Offer Statement.
•
What is the NAV as of a recent date?

As of March 31, 2016, the NAV was $14.49. See Section 7 of the Issuer Tender Offer Statement for details. During the pendency of the Offer, current NAV quotations can be obtained from Georgeson LLC by calling toll free at (866) 413-5901 or by calling the Fund’s toll free number at 800-272-2700 between 8:30 a.m. and 6:00 p.m. New York time, Monday through Thursday, and 8:30 a.m. and 5:00 p.m. New York time on Friday (except holidays).
•
Will the NAV be higher or lower on the date that the price to be paid for tendered Shares is to be determined?

No one can accurately predict the NAV at a future date.
•
How do I tender my Shares?

If your Shares are registered in your name, you should obtain the Offer materials, including the Issuer Tender Offer Statement and the related Letter of Transmittal, read them, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. In addition, the tendering Stockholder must comply with the Book-Entry Delivery Procedure. These materials must be received by Computershare Trust Company, N.A., the Depositary, in proper form before 11:59 p.m., New York time, on May 26, 2016 (unless the Offer is extended by the Fund in which case the new deadline will be as stated in the public announcement of the extension). If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in “street name”), you should contact that firm to obtain and read the package of information necessary to make your decision; and if you should decide to tender, you can tender your Shares only by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary by May 26, 2016 (or if the Offer is extended, the Termination Date as extended). See Section 3 of the Issuer Tender Offer Statement.
•
Is there any cost to me to tender?

No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge Stockholders a fee for soliciting tenders for Shares pursuant to the Offer. Stockholders may be obligated to pay transfer taxes on the purchase of Shares by the Fund and other transaction costs. Please contact the Depositary for more information.

•
May I withdraw my Shares after I have tendered them and, if so, by when?

Yes, you may withdraw your Shares at any time prior to 11:59 p.m., New York time, on May 26, 2016 (or if the Offer is extended, at any time prior to the expiration time on the new Pricing and Termination Date).
Withdrawn Shares may be re-tendered by following the tender procedures before the Offer expires (including any extension period). See Section 4 of the Issuer Tender Offer Statement.
•
How do I withdraw tendered Shares?

A notice of withdrawal of tendered Shares must be timely received by the Depositary (as described in the previous paragraph), which specifies the name of the Stockholder who tendered the Shares and the number of Shares being withdrawn (which must be all of the Shares tendered). See Section 4 of the Issuer Tender Offer Statement.
•
May I place any conditions on my tender of Shares?

No.
•
Is there a maximum number of Shares that I may tender?

No. See Section 1 of the Issuer Tender Offer Statement.
•
What if, in the aggregate, more than 3,011,788.95 Shares are tendered (and not timely withdrawn)?

The Fund will purchase duly tendered Shares from tendering Stockholders pursuant to the terms and conditions of the Offer on a pro rata basis (disregarding fractions) in accordance with the number of Shares tendered by each Stockholder (and not timely withdrawn), unless the Fund determines not to purchase any Shares as described in Section 13 of the Issuer Tender Offer Statement. This tender offer will not have any special pro ration provision for odd-lot tenders, which means that all odd-lot tenders (including Stockholders who own fewer than 100 Shares) are subject to pro ration. The Fund’s present intention, if the Offer is oversubscribed, is not to purchase more than 3,011,788.95 Shares. See Section 1 of the Issuer Tender Offer Statement.
•
If I decide not to tender, how will the Offer affect the Fund Shares I hold?

Your percentage ownership interest in the Fund will increase after completion of the Offer.
•
Does the Fund have the financial resources to make payment?

Yes. Although permitted to do so, the Fund does not expect to borrow money to finance the purchase of any tendered Shares. See Section 5 of the Issuer Tender Offer Statement.
•
If Shares I tender are accepted by the Fund, when will payment be made?

It is contemplated, subject to change, that payment for tendered Shares, if accepted, will be made on or about June 10, 2016.
•
Is my sale of Shares in the Offer a taxable transaction?

All U.S. Stockholders other than those who are tax exempt who sell Shares in the Offer will recognize a gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in the Shares. The sale date for tax purposes will be the date the Fund accepts Shares for purchase. See Section 8 of the Issuer Tender Offer Statement for details, including the nature of the income or loss and the differing rules for U.S. and non-U.S. Stockholders. Please consult your tax adviser as well.

•
Is the Fund required to complete the Offer and purchase all Shares tendered up to the number of Shares tendered for?

Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any Shares tendered as described in Section 13 of the Issuer Tender Offer Statement.
•
Is there any reason Shares tendered would not be accepted?

In addition to those circumstances described in Section 13 of the Issuer Tender Offer Statement in which the Fund is not required to accept tendered Shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. Tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).
•
How will tendered Shares be accepted for payment?

Properly tendered Shares, up to the number tendered for, will be accepted for payment by a determination of the Fund followed by notice of acceptance to the Depositary, which is thereafter to make payment as directed by the Fund with funds to be deposited with it by the Fund. See Section 2 of the Issuer Tender Offer Statement.
•
What action need I take if I decide not to tender my Shares?

None.
•
Does management encourage Stockholders to participate in the Offer, and will they participate in the Offer?

No. The Fund, its Board of Directors, and the Fund’s investment adviser, Zweig Advisers, LLC, are not making any recommendation to tender or not to tender Shares in the Offer. “Affiliated persons” of the Fund, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), including directors and officers of the Fund, may be prohibited by the 1940 Act from participating in the Offer. None of the members of the Fund’s Board of Directors, the executive officers of the Fund, or the Fund’s investment adviser intends to participate in the Offer.
•
How do I obtain additional information?

Questions and requests for assistance should be directed to Georgeson LLC, the Information Agent for the Offer, toll free at (866) 413-5901. Requests for additional copies of the Issuer Tender Offer Statement, the Letter of Transmittal and all other Offer documents should also be directed to the Information Agent for the Offer, toll free at (866) 413-5901. If you do not own Shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

INTRODUCTION
To the Stockholders of Common Stock of The Zweig Fund, Inc.
The Zweig Fund, Inc., a Maryland corporation (the “Fund”), registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, diversified management investment company, hereby offers to purchase up to 15% of the Fund’s outstanding Shares of Common Stock or 3,011,788.95 shares in the aggregate (the “Offer Amount”), of its Common Stock, par value $0.10 per Share (the “Shares”), at a price (the “Purchase Price”) per Share, net to the seller in cash, equal to 98% of the net asset value per Share (“NAV”) in U.S. dollars as of the close of regular trading on the New York Stock Exchange (“NYSE”) on May 26, 2016, or, if the Offer is extended, the last business day of the extended period (the “Pricing Date”), upon the terms and subject to the conditions set forth in this Issuer Tender Offer Statement and in the related Letter of Transmittal (which together constitute the “Offer”). The depositary for the Offer is Computershare Trust Company, N.A. (the “Depositary”). The Fund mailed materials for the Offer to record holders on or by April 29, 2016.
The Offer is being extended to all Stockholders of the Fund and is not conditioned on any minimum number of Shares being tendered, but is subject to other conditions as outlined herein and in the Letter of Transmittal.
No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein and in the Letter of Transmittal, and if given or made, such information or representations may not be relied upon as having been authorized by the Fund. “Affiliated persons” of the Fund, as defined in the 1940 Act, including directors and officers of the Fund, may be prohibited by the 1940 Act from participating in the Offer. None of the members of the Fund’s Board of Directors, the executive officers of the Fund, or the Fund’s investment adviser, Zweig Advisers, LLC (the “Adviser”), intends to participate in the Offer.
As of March 31, 2016, there were 20,078,593 Shares issued and outstanding and the NAV was $14.49. The Fund does not expect that the number of Shares issued and outstanding will be materially different on the Pricing and Termination Date (as defined below). Stockholders may contact Georgeson LLC, the Fund’s Information Agent, toll free at (866) 413-5901 or contact the Fund directly at 800-272-2700 to obtain current NAV quotations for the Shares.
Any Shares acquired by the Fund pursuant to the Offer will be retired. Tendering Stockholders may be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of Shares by the Fund. Stockholders may also be subject to other transaction costs, as described in Section 1.
1.   Terms of the Offer; Termination Date.
Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to 15% of the Fund’s outstanding Shares validly tendered on or prior to 11:59 p.m., New York time, on the Pricing Date (May 26, 2016), or such later date to which the Offer is extended (such date hereinafter referred to as the “Pricing and Termination Date”), and not withdrawn as permitted by Section 4. The purchase price of the Shares will equal 98% of their NAV (a 2% discount) as of the close of regular trading on the NYSE on the Pricing and Termination Date.
If the number of Shares properly tendered and not withdrawn prior to the Pricing and Termination Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. If, in the aggregate, more than 3,011,788.95 Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 4), unless the Fund determines not to purchase any Shares, the Fund will purchase Shares from tendering Stockholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions), in accordance with the number of Shares duly tendered by or on behalf of each Stockholder (and not so withdrawn). This tender offer will not have any special pro ration provision for odd-lot tenders, which means that all odd-lot tenders (including Stockholders who own fewer than 100 Shares) are subject to pro ration. The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby by reason of more than 3,011,788.95 Shares having been tendered.

The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Pricing and Termination Date. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw his or her Shares.
Stockholders should consider the relative costs of tendering Shares at a 2% discount to NAV pursuant to the Offer or selling Shares at the market price with the associated transaction costs.
Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer. Any extension, delay, termination or amendment will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Pricing and Termination Date.
2.   Acceptance for Payment and Payment for Shares.
Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay for, as soon as practicable after the Pricing and Termination Date, Shares validly tendered on or before the Pricing and Termination Date and not properly withdrawn in accordance with Section 4. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part, with any applicable law.
For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as provided in Section 4, if and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Stockholders for the purpose of receiving payments from the Fund and transmitting such payments to the tendering Stockholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, Shares delivered pursuant to the Book-Entry Delivery Procedure (as defined in Section 3 below) will be credited to the appropriate account maintained within the appropriate Book-Entry Transfer Facility, and (iii) Shares held by the Fund’s transfer agent pursuant to the Fund’s Automatic Reinvestment and Cash Purchase Plan will be returned to the Automatic Reinvestment and Cash Purchase Plan account maintained by the transfer agent.
If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in Section 4.
Tendering Stockholders may be obliged to pay brokerage commissions or fees and transfer taxes under certain circumstances. Please contact the Depositary for more information.
The Fund normally calculates the NAV of its Shares daily at the close of regular trading on the NYSE. On March 31, 2016, the NAV was $14.49. The Shares are listed on the NYSE. On March 31, 2016, the last sales price at the close of regular trading on the NYSE was $12.89 per Share. The NAV of the Fund’s Shares will be available daily through the Pricing and Termination Date, through the Fund’s Information Agent toll free at (866) 413-5901 or through the Fund’s toll free number at 800-272-2700.

3.   Procedure for Tendering Shares.
Stockholders having Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to tender their Shares. For a Stockholder to validly tender Shares pursuant to the Offer: (a) (i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of the Offer, and (ii) the tendering Stockholder must comply with the Book-Entry Delivery Procedure set forth in this Section 3, or (b) Stockholders must comply with the Guaranteed Delivery Procedure set forth in this Section 3, in all cases prior to the Pricing and Termination Date.
The Fund’s transfer agent holds Shares for certain Stockholders pursuant to the Fund’s Automatic Reinvestment and Cash Purchase Plan. Stockholders may tender such Shares by completing the appropriate section of the Letter of Transmittal or Notice of Guaranteed Delivery.
Stockholders should read and follow the instructions on the Letter of Transmittal to ensure that the document is properly completed and all required signatures and authorizations are obtained prior to submitting the document to the Depositary. See the Instructions to the Letter of Transmittal for further information.
To prevent U.S. backup withholding tax on payments made for the purchase of Shares purchased pursuant to the Offer, a Stockholder who does not otherwise establish an exemption from such backup withholding must provide the Depositary with his or her correct taxpayer identification number and certify that he is not subject to backup withholding by completing the Form W-9 included with the Letter of Transmittal.
Foreign Stockholders who have not previously submitted an applicable Form W-8 to the Fund must do so in order to avoid backup withholding. The Fund may withhold 30% of the proceeds otherwise payable to a foreign Stockholder. See Section 8, “Federal Income Tax Consequences of the Offer,” below.
All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Fund, the Adviser, the Information Agent, the Depositary, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.
Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of  (i) book-entry confirmation of delivery of such Shares to the account of the Depositary, (ii) a properly completed and duly executed Letter of Transmittal for such Shares, and (iii) any other documents required by the Letter of Transmittal. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Stockholder and the Fund upon the terms and subject to the conditions of the Offer.
The method of delivery of all required documents is at the election and risk of each tendering Stockholder. If delivery is to be by mail, then registered mail with return receipt requested, properly insured, is recommended.
Book-Entry Delivery Procedure
The Depositary will establish accounts with respect to the Shares at the Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within a week after the date of the Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facility’s systems may make delivery of tendered Shares by (i) causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer, and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary (the “Book-Entry Delivery Procedure”). The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of Stockholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this Book-Entry Delivery Procedure, the Letter of Transmittal, with signature guarantee, if required, and all other documents required by the Letter of Transmittal must be transmitted to and received by the Depositary at the appropriate address set forth on the last page of the Offer on or before the Pricing and Termination Date, or the tendering Stockholder must comply with the Guaranteed Delivery Procedure set forth below. Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary for purposes of the Offer.
Guaranteed Delivery Procedure
If Shares are not immediately available or the Letter of Transmittal and other required documents are unable to reach the Depositary in a timely manner prior to the Pricing and Termination Date, Shares nevertheless may be deemed to be properly tendered provided that (i) such tenders are made by or through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, or by a commercial bank or trust company having an office, branch or agency in the United States (each an “Eligible Institution”), (ii) the Depositary receives, prior to the Pricing and Termination Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by hand, mail or facsimile), and (iii) confirmation of the delivery of Shares delivered into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the Pricing and Termination Date.
4.   Rights of Withdrawal.
Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Pricing and Termination Date (including any date to which the Offer is extended). After the Pricing and Termination Date (including any date to which the Offer is extended), all tenders made pursuant to the Offer are irrevocable.
To be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of the Offer. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal or Notice of Guaranteed Delivery, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number, and Book-Entry Transfer Facility from which the Shares were tendered), and must comply with the procedures of that Book-Entry Transfer Facility.
All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. Neither the Fund, the Fund’s Adviser, the Information Agent, the Depositary, nor any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 at any time prior to the Pricing and Termination Date.
If the Fund is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

5.   Effect of the Offer; Source and Amount of Funds.
The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price to be paid will be based on the NAV on the Pricing and Termination Date. If the NAV on the Pricing and Termination Date were the same as the NAV on March 31, 2016, and if Stockholders tender 15% of the Fund’s outstanding Shares pursuant to the Offer, the estimated payments by the Fund to the Stockholders would be approximately $42,767,403.09 (based on a price per share of  $14.20, which is 98% of the Fund’s NAV as determined on March 31, 2016). See the Pro Forma Capitalization table below.
The monies to be used by the Fund to purchase Shares pursuant to the Offer will be obtained from cash and from sales of securities in the Fund’s investment portfolio. Although permitted to do so, the Fund does not expect to borrow money to finance the purchase of any tendered Shares.
The Offer may have certain adverse consequences for tendering and non-tendering Stockholders.
Effect on NAV and Consideration Received by Tendering Stockholders.   If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, may decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Pricing and Termination Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV as determined on the Pricing and Termination Date, if such a decline continued up to the Pricing and Termination Date, the consideration received by tendering Stockholders would be reduced. In addition, the sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, because of the Offer, the Fund’s NAV may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering Stockholders and the value per Share for non-tendering Stockholders.
Stockholders should note, however, that the Offer may result in accretion to the Fund’s NAV, following the Offer, due to the fact that the Purchase Price represents a 2% discount to the Fund’s NAV. The potential accretion to the Fund’s NAV may offset in whole or in part any decline in the Fund’s NAV as discussed above.
The Fund will likely sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Pricing and Termination Date of the Offer. Because the Fund will not know the number and price of Shares tendered until the Pricing and Termination Date, the Fund will not know the amount of cash required to pay for such Shares until that time. If on or prior to the Pricing and Termination Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.
Recognition of Capital Gains.   As noted, the Fund will likely be required to sell portfolio securities pursuant to the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to declare and distribute any such gains to Stockholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carryforwards) during the calendar year. This recognition and distribution of gains, if any, would have two negative consequences: first, Stockholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of December 31, 2015, there was net unrealized appreciation on a tax basis of  $41,048,575 in the Fund’s portfolio as a whole, and as of December 31, 2015, there was $573,152 of capital loss carryforwards or post-October capital losses that for tax purposes could offset any future gains realized.

In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Stockholders at ordinary income rates. This could adversely affect the Fund’s after-tax performance.
Tax Consequences of Repurchases to Stockholders.   The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Stockholders and may have tax consequences for non-tendering Stockholders. See Section 8, “Federal Income Tax Consequences of the Offer,” below.
Higher Expense Ratio and Less Investment Flexibility.   If the Fund purchases a substantial number of Shares pursuant to the Offer, the net assets of the Fund would be reduced accordingly. The reduced net assets of the Fund as a result of the Offer could result in a higher expense ratio for the Fund, and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased.
Pro Forma Effects on Capitalization.   The following table sets forth the net assets of the Fund as of March 31, 2016, adjusted to give effect to the Offer (excluding expenses and assuming the Fund repurchases 15% of its outstanding Shares):
PRO FORMA CAPITALIZATION(1)
	As of March 31, 2016	Adjustment for Purchase at $14.20 Per Share(2)	Pro Forma as Adjusted
Total net assets	$290,887,282.25	$42,767,403.09	$248,119,879.16
Shares outstanding	20,078,593.00	3,011,788.95	17,066,804.05
NAV(3)	$14.49		$14.54

(1)
This table assumes purchase by the Fund of 3,011,788.95 Shares, equal to 15% of the Fund’s outstanding Shares.

(2)
This amount represents 98% of the Fund’s NAV as determined on March 31, 2016. Shares tendered pursuant to the Offer will be purchased at a 2% discount to NAV on the Pricing and Termination Date, which may be more or less than $14.20 per Share, and the pro forma NAV per Share also may be more or less.

(3)
The NAV per Share of the Fund is normally determined daily on each day that the NYSE is open, as of the close of regular trading on the NYSE, and is determined by dividing the total net assets of the Fund by the number of Shares outstanding.

6.   Purpose of the Offer; Past Contracts or Agreements.
The Board of Directors has consistently recognized that it would be in the best interests of Stockholders to attempt to reduce or eliminate any discount at which the Fund’s Shares may trade to their NAV. At meetings held on March 28, 2016 and April 19, 2016, the Board approved the recommendation of the Adviser to conduct a tender offer program for Shares of the Fund’s Common Stock as part of an effort to provide Stockholders with an alternative source of liquidity for their investment, and to attempt to reduce the market discount at which the Fund’s Shares were then trading. Additionally, the Board considered that the Adviser recently had reached an agreement with Karpus Investment Management (“Karpus”) to recommend the tender offer program, consisting of an initial unconditional offer of up to 15% and two conditional offers of up to 5% each (the “Tender Offer Campaign”), and that Karpus had agreed to, among other things, refrain from activist activities with respect to the Fund for a period of 3 years after the completion of the Tender Offer Campaign. The Board approved the Tender Offer Campaign, including the Offer for up to 15% of the Fund’s outstanding Shares, and each of the unconditional offer and the conditional offers will be for cash at a price equal to 98% of the Fund’s NAV. The Board has determined to effect the Offer under Rule 13e-4 of the Exchange Act. The conditional tender offers that may be made pursuant to the Tender Offer Campaign will be made only by an offer to purchase, a related letter of transmittal, and other documents that will be filed with the Securities and Exchange Commission (the “Commission”) as exhibits to a tender offer statement on a separate Schedule TO and will be available free of charge at the SEC’s website at www.sec.gov.

Any Shares acquired by the Fund pursuant to the Offer will be retired.
Neither the Fund, nor its Board of Directors, nor the Adviser makes any recommendation to any Stockholder as to whether to tender or refrain from tendering any of such Stockholder’s Shares, and none of such persons has authorized any person to make any such recommendation. Stockholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender Shares.
Except to the extent described herein, the Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business); any material changes in the Fund’s present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund’s structure or business.
7.   NAV and Market Price Range of Shares.
The Shares are traded on the NYSE. During each fiscal quarter of the Fund during the past two fiscal years (and first quarter of the 2016 fiscal year), the NAV (as of the last business day of such fiscal quarter), and the High, Low and Close Market Price per Share (as of the last business day of such fiscal quarter) were as follows:
	Market Price
Fiscal Quarter Ended	High	Low	Close	NAV
March 31, 2014	$15.22	$15.11	$15.19	$17.18
June 30, 2014	$15.72	$15.62	$15.65	$17.62
September 30, 2014	$15.28	$15.18	$15.18	$17.05
December 31, 2014	$15.65	$15.43	$15.46	$17.55
March 31, 2015	$15.49	$15.38	$15.38	$17.45
June 30, 2015	$14.73	$14.60	$14.70	$16.88
September 30, 2015	$12.83	$12.61	$12.83	$14.79
December 31, 2015	$13.17	$12.95	$13.14	$14.78
March 31, 2016	$12.97	$12.87	$12.89	$14.49
Prior to the Pricing and Termination Date, any distributions will be paid on the regularly scheduled distribution payment dates.
8.   Federal Income Tax Consequences of the Offer.
The U.S. federal income tax discussion set forth below is a summary included for general information purposes only. In view of the individual nature of tax consequences, each Stockholder is advised to consult its own tax adviser with respect to the specific, individual tax consequences of participation in the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.
The sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” Under Section 302(b) of the Internal Revenue Code of 1986, as amended (the “Code”), a sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash by the Stockholder: (a) results in a “complete termination” of the Stockholder’s interest in the Fund, (b) is “substantially disproportionate” with respect to the Stockholder, or (c) is “not essentially equivalent to a dividend” with respect to the Stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for “sale or exchange” treatment is met, a Stockholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Stockholder’s adjusted basis in such

Shares. If such Shares are held as a capital asset, the gain or loss will generally be capital gain or loss. The maximum tax rate applicable to net capital gains recognized by individuals and other non-corporate taxpayers is generally (i) the same as the applicable ordinary income rate for capital assets held for one year or less, or (ii) 15% or 20% (depending on whether the taxpayer’s income exceeds certain threshold amounts) for capital assets held for more than one year.
If the requirements of Section 302(b) of the Code are not met, amounts received by a Stockholder who sells Shares pursuant to the Offer will be taxable to the Stockholder as a “dividend” to the extent of such Stockholder’s allocable share of the Fund’s current or accumulated earnings and profits. To the extent that amounts received exceed such Stockholder’s allocable share of the Fund’s current and accumulated earnings and profits, such excess will constitute a non-taxable return of capital (to the extent of the Stockholder’s adjusted basis in its Shares), and any amounts in excess of the Stockholder’s adjusted basis will constitute taxable gain. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Stockholder. In addition, if a tender of Shares is treated as a “dividend” to a tendering Stockholder, a constructive dividend under Section 305(c) of the Code may result to a non-tendering Stockholder whose proportionate interest in the earnings and assets of the Fund has been increased by such tender. The Fund believes that the nature of the repurchase will be such that the sale of Shares pursuant to the Offer will normally satisfy the test for a sale that is “not essentially equivalent to a dividend” and therefore will qualify for “sale or exchange” treatment (as opposed to “dividend” treatment).
An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from a Fund and net gains from redemptions or other taxable dispositions of Fund shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceed certain threshold amounts. Stockholders should consult their tax advisors regarding the applicability of the Medicare tax to their sale of Shares pursuant to the Offer.
Foreign Stockholders.   Any payments to a tendering Stockholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation (a “Foreign Stockholder”) that are treated as dividends for U.S. federal income tax purposes under the rules set forth above, will be subject to U.S. withholding tax at the rate of 30% (unless a reduced rate applies under an applicable tax treaty). A tendering Foreign Stockholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain; unless the Stockholder is an individual who is physically present in the United States for 183 days or more and certain other conditions exist. Such persons are advised to consult their own tax adviser. Special rules may apply in the case of Foreign Stockholders (i) that are engaged in a U.S. trade or business, (ii) that are former citizens or residents of the U.S., or (iii) that have a special status for U.S. federal tax purposes, such as “controlled foreign corporations,” “foreign personal holding companies,” corporations that accumulate earnings to avoid U.S. federal income tax, and certain foreign charitable organizations. Such persons are advised to consult their own tax adviser. The Fund may withhold 30% of the proceeds otherwise payable to a Foreign Stockholder. A Foreign Stockholder may be eligible to obtain a refund from the Internal Revenue Service of all or a portion of any tax withheld if such Foreign Stockholder satisfies certain requirements or is otherwise able to establish that no tax or a reduced amount of tax is due. Foreign Stockholders are urged to consult their own tax advisers regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.
Backup Withholding.   The Fund generally will be required to withhold tax at the rate of 28% (“backup withholding”) from any payment to a tendering Stockholder that is an individual (or certain other non-corporate persons) if the Stockholder fails to provide to the Fund its correct taxpayer identification number or otherwise establish an exemption from the backup withholding tax rules. A foreign Stockholder generally will be able to avoid backup withholding with respect to payments by the Fund that are treated as made in exchange for tendered Shares only if it furnishes to the Fund a duly completed applicable Form W-8, signed under penalty of perjury, stating that it (1) is a nonresident alien individual or a foreign corporation, partnership, estate or trust, (2) has not been and does not plan to be present in the United States for a total of 183 days or more during the calendar year, and (3) is neither engaged, nor plans to be engaged during the year, in a United States trade or business that has effectively connected gains from transactions with a broker or barter exchange. Backup withholding is not an additional tax, and any amounts withheld may be credited against a Stockholder’s U.S. federal income tax liability.

FATCA.   Under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) and applicable U.S. Treasury regulations promulgated thereunder, U.S. federal withholding tax generally will be imposed at a rate of 30% on amounts treated as “dividends” paid to a tendering Stockholder that is a foreign financial institution or a non-financial foreign entity unless such foreign financial institution or non-financial foreign entity provides to the applicable withholding agent an applicable IRS Form W-8 demonstrating that FATCA withholding is not required. If the applicable withholding agent withholds tax under FATCA, it will not also withhold the 30% U.S. federal income tax described above. Foreign Stockholders are urged to consult their own tax advisors to determine the effect, if any, of FATCA on their participation in the Offer.
9.   Selected Financial Information.
Set forth below is a summary of selected financial information for the Fund as of and for the fiscal years ended December 31, 2014 and December 31, 2015. The information with respect to the two fiscal years has been excerpted from the Fund’s audited financial statements contained in its Annual Reports to Stockholders for these years. These reports have previously been provided to Stockholders of the Fund. Copies of the two audited statements can be obtained for free, both at the website of the Commission (http://www.sec.gov) and from the Fund by calling 800-272-2700. The summary of selected financial information set forth below is qualified in its entirety by reference to such statements and the financial information, the notes thereto and related matter contained therein.
SUMMARY OF SELECTED FINANCIAL INFORMATION
For the Periods Indicated Below
	Year Ended December 31, 2015 (in thousands)	Year Ended December 31, 2014 (in thousands)
	(Audited)	(Audited)
STATEMENTS OF OPERATIONS
Investment Income	$6,100	$6,775
Expenses	3,911	4,437
Net Investment Income (Loss)	2,189	2,338
Net Realized Gain (Loss) on Investments and Foreign Currency Transactions	10,422	23,264
Net realized gain (loss) on Securities sold short	190	(59)
Net realized gain (loss) on Capital Gain distributions from investment companies	566	820
Net Change in Unrealized Appreciation (Depreciation) on investments	(44,557)	5,203
Net Change in Unrealized Appreciation (depreciation) on Securities sold short	$(825)	$1,519
Net Increase (Decrease) in Net Assets from Operations	$(32,015)	$33,085
STATEMENTS OF ASSETS AND LIABILITIES (AT END OF PERIOD)
Total Assets	$311,145	$372,191
Total Liabilities	14,301	13,038
Net Assets	$296,844	$359,153
NAV	$14.78	$17.55
Shares Outstanding	20,079,893	20,466,093

	Year Ended December 31, 2015	Year Ended December 31, 2014
	(Audited)	(Audited)
SELECTED DATA FOR A SHARE OUTSTANDING THROUGHOUT EACH PERIOD
NAV, Beginning of Period	$17.55	$16.94
Income from Investment Operations
Net Investment Income (Loss)(3)	$0.11	$0.11
Net Realized and Unrealized Gain (Loss) on Investments	(1.70)	1.49
Net Increase (Decrease) in NAV from Operations	(1.59)	1.60
Dividends and Distributions
Dividends from Net Investment Income	(0.12)	(0.11)
Distributions from Net Realized Gains	(1.10)	(0.92)
Total Dividends and Distributions	(1.22)	(1.03)
Anti-Dilutive Effect of Share Repurchases	0.04	0.04
Anti-Dilutive Effect of Tender Offer	—	—
NAV, End of Period	$14.78	$17.55
Market Value, End of Period(1)	$13.14	$15.46
RATIOS
Expenses to Average Net Assets	1.17%	1.26%
Net Investment Income to Average Net Assets	0.65%	0.66%
TOTAL INVESTMENT RETURN
Based on:
Market Value(2)	(7.33)%	11.34%
NAV(4)	(8.18)%	10.93%

(1)
Closing Price — New York Stock Exchange.

(2)
Total investment return is calculated assuming a purchase of common shares of the opening on the first day and sale on the closing of the last day of each period reported. Dividends and distributions are assumed, for purposes of this calculation, to be reinvested at prices obtained under the Fund’s Automatic Reinvestment and Cash Purchase Plan. Total investment return is not annualized for periods of less than one year. Brokerage commissions that a shareholder may pay are not reflected. Total return does not reflect the deduction of taxes that a shareholder may pay on fund distributions or the sale of fund shares.

(3)
Computed using average shares outstanding.

(4)
NAV return is calculated using the opening Net Asset Value price of the Fund’s common stock on the first business day and the closing Net Asset Value price of the Fund’s common stock on the last business day of each period reported. Dividends and distributions, if any, are assumed for the purpose of this calculation, to be reinvested at prices obtained under the Fund’s Automatic Reinvestment and Cash Purchase Plan.

10.   Certain Information Concerning the Fund and the Fund’s Adviser.
The Fund is a closed-end, diversified management investment company organized as a Maryland corporation. The Shares were first issued to the public on October 2, 1986. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a Stockholder and does not continuously offer its Shares for sale to the public. The Fund’s investment objective is capital appreciation, with income as a secondary objective, and the Fund employs a Growth at a Reasonable Price (GARP) approach, investing primarily in large capitalization companies, placing emphasis on the current income generated by the portfolio’s equity securities. The principal executive offices and business address of the Fund are located at 101 Munson Street, Greenfield, MA 01301-9683. The Fund’s business telephone number is 800-272-2700.
Zweig Advisers, LLC serves as the investment adviser to the Fund. The Adviser is a limited liability company organized under the laws of Delaware and a registered investment adviser under the Investment Advisers Act of 1940, as amended. The Adviser, together with predecessor affiliates, have served as investment adviser since the Fund’s inception. The principal business address of the Adviser is 1540 Broadway, 16th Floor, New York, New York 10036.
The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission. Such reports and other information should be available for inspection at the public reference room at the Commission’s office at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The Fund’s filings are also available to the public, free of charge, on the Commission’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549.
11.   Interest of Directors and Officers; Transactions and Arrangements Concerning the Shares.
The directors and executive officers of the Fund and the aggregate number and percentage of the Shares each of them beneficially owned as of December 31, 2015 is set forth in the table below. The address of each of them is in care of the Fund at 101 Munson Street, Greenfield, MA 01301-9683.
Name and Position	Number of Shares Beneficially Owned
James B. Rogers, Director	3,530
Christopher R. Ruddy, Director	1,000
R. Keith Walton, Lead Independent Director	3,175
William H. Wright II, Director	8
Brian T. Zino, Director	2,100
George R. Aylward, Interested Director, Chairman of the Board and President	1,027
Carlton Neel, Executive Vice President	60,390
David Dickerson, Senior Vice President	30,542
Nancy J. Engberg, Chief Compliance Officer	0
William Renahan, Esq., Vice President, Chief Legal Officer & Secretary	0
W. Patrick Bradley, Vice President, Treasurer and Chief Financial Officer	350
As of December 31, 2015, the directors and executive officers of the Fund, as a group, beneficially owned less than 1% of the outstanding shares of the Fund.
Neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s directors or executive officers, or associates of any of the foregoing, has effected any transaction in Fund Shares, except for dividend reinvestment, during the past 60 days.
Except as set forth in the Offer, neither the Fund, nor, to the best of the Fund’s knowledge, any of the Fund’s officers or directors, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. The Fund has been advised that no Director or executive officer of the Fund intends to tender Fund Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Fund Shares pursuant to the Offer from any such person.
The Adviser has recently entered into an agreement with Karpus to recommend the Tender Offer Campaign, and Karpus agreed to, among other things, refrain from activist activities with respect to the Fund for a period of 3 years after the completion of the Tender Offer Campaign.
12.   Certain Legal Matters; Regulatory Approvals.
The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 13.
13.   Certain Conditions of the Offer.
Notwithstanding any other provision of the Offer, the Fund shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of, or payment for, tendered Shares, and may, in its reasonable discretion, terminate or amend the Offer as to any Shares not then paid for if  (1) such transactions, if consummated, would (a) result in delisting of the Fund’s Common Stock from the NYSE or (b) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of Stockholders who receive distributions from the Fund); (2) the amount of Shares of Common Stock tendered would require liquidation of such a substantial portion of the Fund’s securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions, and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering Stockholders; (3) there is any (a) in the Board of Directors’ judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund, (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the NASDAQ Global Market System, (c) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions, (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country in which the Fund invests or which is material to the Fund, or (f) in the Board of Directors’ judgment, other event or condition which would have a material adverse effect on the Fund or its Stockholders if tendered Shares were purchased; or (4) determination by the Board of Directors that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its Stockholders.
The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.
If the Offer is suspended or postponed, the Fund will provide notice to Stockholders of such suspension or postponement.
14.   Fees and Expenses.
The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.
The Fund has retained Computershare Trust Company, N.A to act as Depositary and Georgeson LLC to act as Information Agent. The Depositary and the Information Agent will each receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses, and the Information Agent will be indemnified against certain liabilities by the Fund.
15.   Miscellaneous.
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.
The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. However, the Fund reserves the right to exclude Stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of Stockholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.
16.   Contacting the Depositary and the Information Agent.
The Letter of Transmittal and any other required documents should be sent by each Stockholder of the Fund or his or her broker-dealer, commercial bank, trust company or other nominee to the Depositary as set forth below.

(This page has been left blank intentionally.)

The Depositary for the Offer is:
By First Class Mail:
Computershare Trust Company, N.A.
C/O Voluntary Corporate Actions
P.O. Box 43011
Providence, RI 02940-3011
By Overnight Courier:
Computershare Trust Company, N.A.
C/O Voluntary Corporate Actions
250 Royall Street, Suite V
Canton, MA 02021
Any questions or requests for assistance or additional copies of the Offer, the Letter of Transmittal, the Notice of Guaranteed Delivery, and other documents may be directed to the Information Agent at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310
(866) 413-5901 (Toll Free)
The Zweig Fund, Inc.
April 29, 2016